AMENDMENT TO STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (the "Amendment"), dated as of November 5th, 2001, is entered into by and among MATTSON TECHNOLOGY, INC., a Delaware corporation (the "Company") STEAG Electronic Systems, AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Stockholder"), and BRAD MATTSON, an individual. ("Mattson").

                                    RECITALS

     A. The Company, Stockholder and Mattson have entered into that certain Stockholder Agreement, dated as of December 15, 2000 (the "Agreement").

     B. The Company, Stockholder and Mattson desire to amend the Agreement as set forth below.

     NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree that the entire text of each of Section 1.4 of the Agreement and Article 4 (commencing with Section 4.1 and ending in Section 4.6) are hereby deleted in their entirety and replaced in each case with the notation "[Deleted]", provided that the Article and Section numbers shall remain in place to preserve the original numbering of the Agreement.

     IN WITNESS WHEREOF, the Company Stockholder and Mattson have executed this Amendment as of the date first written above.


BRAD MATTSON                            MATTSON TECHNOLOGY, INC.


/s/ Brad Mattson                        By: /s/ Ludger Viefhues
-----------------                           -----------------------


                                        STEAG ELECTRONIC SYSTEMS, AG


                                        By: /s/ Michael Williams
                                            ------------------------